Exhibit 99.1

6 January 2003

J P Morgan Chase Bank, formerly
The Chase Manhattan Bank, as Trustee
450 West 33rd Street
15th Floor,
New York NY 10001
Attention: Institutional Trust Services
USA

Ladies and Gentlemen:

     Each of Rio Tinto Finance (USA) Limited (the “Company”), Rio Tinto Limited (“Rio Tinto Limited”) and Rio Tinto plc (together with Rio Tinto Limited, the “Guarantors”) has severally appointed Rio Tinto Services Inc., located at 1343 South 1800 East, Salt Lake City, Utah 84108 (the “Successor Agent”), as its agent for service of process under Section 115 of the Indenture dated as of July 2, 2001 (the “Indenture”) among the Company, the Guarantors, and you, as Trustee. The Successor Agent replaces Rio Tinto Services Inc., previously located at 505 South Gillette Avenue, Gillette, Wyoming 82717.

     Please acknowledge your consent to the appointment of the Successor Agent by countersigning this letter.

Very truly yours,

RIO TINTO FINANCE (USA) LIMITED

By:	/s/ I C Ratnage
Name:	I C Ratnage
Title:	Authorised Person

RIO TINTO LIMITED

By:	/s/ A V Lawless
Name:	A V Lawless
Title:	Assistant Secretary

RIO TINTO PLC

By:	/s/ A V Lawless
Name:	A V Lawless
Title:	Secretary

Rio Tinto plc 6 St James’s Square  London  SW1Y 4LD
Telephone 020 7930 2399  Direct line 020 7753     Fax 020 7753 2211
REGISTERED OFFICE: 6 St James’s Square London SW1Y 4LD Registered in England 719885

In acknowledgement of its consent to the appointment of the Successor Agent.

JPMORGAN CHASE BANK (formerly THE CHASE MANHATTAN BANK), as Trustee

By:	/s/ L Jaklitsch
Name:	L Jaklitsch
Title:	Vice President